Exhibit 99.1

VESTIN REALTY MORTGAGE I, INC.
REPORTS SECOND QUARTER, FIRST HALF FINANCIAL RESULTS

Las Vegas – August 12, 2008 – Vestin Realty Mortgage I, Inc. (Nasdaq: VRTA) reported on August 11, 2008 a net loss for the second quarter ended June 30, 2008 of approximately $4.8 million, or ($0.70) per share, on revenues of $1.3 million, compared with net income of $734,000 or $0.11 per share on revenues of $1.5 million in the comparable period a year ago.

For the six months ended June 30, 2008, the Company reported a net loss of approximately $5.3 million or ($0.78) per share compared with net income of approximately $1.8 million, or $0.26 per share for the same period in 2007.

The Company noted that the losses for both the quarter and the six months ended June 30, 2008 were in large part due to non-performing loans and the Company’s recording of a loan loss provision of approximately $3.6 million.  In addition, the Company incurred write downs for real estate held for sale of approximately $2.1 million and $3.4 million for the quarter and six months ended June 30, 2008, respectively.

As of June 30, 2008, the Company had 31 loans outstanding with an aggregate principal amount approximating $54 million, of which 12 loans with an aggregate principal amount approximating $25.1 million were considered non-performing and two loans totaling approximately $5.1 million are considered delinquent.  A loan is classified delinquent when they are temporarily past due.  Loans are considered non-performing when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due.  Non-performing loans increased from March 31, 2008 when the Company reported 8 loans representing approximately $16.8 million as non-performing loans.  The Company has commenced foreclosure proceedings with respect to the 12 non-performing loans.  In addition, the Company is conducting workout discussions with certain non-performing borrowers, however, no assurance can be made as to whether these discussions will be successful.  During July 2008, we received payment in full on a loan which was delinquent as of June 30, 2008 in the amount of $7.7 million, a principal payment of $0.7 million on a delinquent loan and the receipt of delinquent interest on a loan that was considered delinquent on June 30, 2008.  As of August 8, 2008, we foreclosed upon a non-performing loan and classified it as real estate held for sale.  As of June 30, 2008, we owned four properties that we acquired through foreclosure, compared with one property owned as of June 30, 2007.

As of June 30, 2008 shareholder equity was $7.60 per common share.  The Company had on its balance sheet $1.9 million of cash and cash equivalents, $44.7 million of investment in real estate loans, net of allowance of $9.3 million, $4.2 million in real estate held for sale and $465,000 in total liabilities as of June 30, 2008.  Net cash flow from operating activities was $1.6 million.

Michael V. Shustek, Chairman and Chief Executive Officer, said, “Our results are largely attributable to the economic environment the country is experiencing.  The downturn in the real estate market and the increased difficulties faced by our borrowers in obtaining take-out financing, has caused a number of our loans to become non-performing or delinquent and has caused a decline in the underlying collateral securing the Company’s loan portfolio.  We are working aggressively to resolve our problem loans; however, this process will take time and our near term operating results are likely to suffer from the level of non-performing assets.”

About Vestin Realty Mortgage I, Inc.

Vestin Realty Mortgage I, Inc. is a real estate investment trust (“REIT”) that invests in commercial real estate loans. As of June 30, 2008, Vestin Realty Mortgage I, Inc. had assets of more than $52 million. Vestin Realty Mortgage I, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., which is engaged in asset management, real estate lending and other financial services through its subsidiaries. Since 1995, Vestin Mortgage Inc. has facilitated more than $2.0 billion in lending transactions.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company’s potential inability to accurately forecast its operating results; the Company’s potential inability to regain profitability or continue to generate positive cash flow from operations; constraints in the credit markets, the availability of take-out financing for our borrowers; defaults on outstanding loans; unexpected difficulties encountered in pursuing our remedies if a loan is in default; a decline in the value of collateral securing our loans, declining real estate values in the markets we serve and other risks associated with the Company’s business. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Contact:
Steve Stern
Stern And Company
702-240-9533
steve@sdsternpr.com

VESTIN REALTY MORTGAGE I, INC.

CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30, 2008	December 31, 2007
	(Unaudited)
Assets
Cash	$1,937,000	$6,556,000
Investment in marketable securities - related party	675,000	2,195,000
Interest and other receivables	1,073,000	1,019,000
Notes receivable, net of allowance of $650,000 at June 30, 2008 and $684,000 at December 31, 2007	--	--
Real estate held for sale	4,162,000	3,505,000
Investment in real estate loans, net of allowance for loan losses of $9,294,000 at June 30, 2008 and $6,014,000 at December 31, 2007	44,690,000	47,716,000
Due from related parties	--	121,000
Other assets	183,000	99,000

Total assets	$52,720,000	$61,211,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Accounts payable and accrued liabilities	$298,000	$581,000
Due to related parties	35,000	--
Notes payable	132,000	--
Dividend payable	--	412,000

Total liabilities	465,000	993,000

Commitments and Contingencies

Stockholders' equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued	--	--
Common stock, $0.0001 par value; 25,000,000 shares authorized; 6,875,066 share issued and outstanding at June 30, 2008 and 6,873,416 shares issued and outstanding at December 31, 2007	1,000	1,000
Additional paid in capital	62,262,000	62,255,000
Retained earnings	(7,626,000)	(1,176,000)
Accumulated other comprehensive loss	(2,382,000)	(862,000)

Total stockholders' equity	52,255,000	60,218,000

Total liabilities and stockholders' equity	$52,720,000	$61,211,000

VESTIN REALTY MORTGAGE I, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For The Three Months Ended		For The Six Months Ended
	6/30/2008	6/30/2007	6/30/2008	6/30/2007

Revenues
Interest income from investment in real estate loans	$939,000	$1,154,000	$1,956,000	$2,331,000
Recovery of allowance for doubtful notes receivable	2,000	160,000	2,000	258,000
Other income	384,000	161,000	404,000	173,000
Total revenues	1,325,000	1,475,000	2,362,000	2,762,000

Operating expenses
Management fees - related party	69,000	69,000	138,000	138,000
Provision for loan loss	3,629,000	--	3,629,000	--
Interest expense	1,000	7,000	1,000	13,000
Professional fees	180,000	216,000	291,000	344,000
Professional fees - related party	14,000	10,000	26,000	19,000
Other	123,000	133,000	249,000	252,000
Total operating expenses	4,016,000	435,000	4,334,000	766,000

Income (loss) from operations	(2,691,000)	1,040,000	(1,972,000)	1,996,000

Non-operating income
Dividend income - related party	62,000	68,000	110,000	105,000
Interest income from banking institutions	5,000	25,000	50,000	39,000
Total other non-operating income	67,000	93,000	160,000	144,000

Loss from real estate held for sale
Expenses related to real estate held for sale	(96,000)	(250,000)	(117,000)	(215,000)
Write down on real estate held for sale	(2,095,000)	(149,000)	(3,407,000)	(149,000)
Total loss from real estate held for sale	(2,191,000)	(399,000)	(3,524,000)	(364,000)

Income (loss) before provision for income taxes	(4,815,000)	734,000	(5,336,000)	1,776,000

Provision for income taxes	--	--	--	--

NET INCOME (LOSS)	$(4,815,000)	$734,000	$(5,336,000)	$1,776,000

Basic and diluted earnings (loss) per weighted average common share	$(0.70)	$0.11	$(0.78)	$0.26

Dividends declared per common share	$0.05	$0.14	$0.16	$0.28

Weighted average common shares	6,874,691	6,871,260	6,874,250	6,870,813